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Exhibit 10.17

Lynnette C. Fallon
Executive Vice President HR/Legal and General Counsel
Tel: (978) 787-4120
Fax: (978) 787-4090

                                                                                             February 10, 2012

Mary G. Puma, Chairman and Chief Executive Officer
Axcelis Technologies, Inc.
108 Cherry Hill Drive
Beverly, Massachusetts 01915

        Re: Base Compensation of Chief Executive Officer and Chairman

Dear Mary:

        This letter extends the arrangement between Axcelis Technologies, Inc. and you regarding your base pay increase approved by the Compensation Committee on April 26, 2011. We have agreed to further defer the implementation of this increase until January 1, 2013.

        Notwithstanding the delay in effectiveness of this salary increase, in the event that you are at any time entitled to separation pay under your Employment Agreement or your Change of Control Agreement with the Company, both dated as of November 6, 2007, your base compensation rate will be deemed to be the rate approved by the Compensation Committee on April 26, 2011 and all amounts due to you shall be calculated as if such increase had become effective on May 1, 2011 as initially contemplated by the Compensation Committee.

        Please sign below to indicate your agreement to the foregoing. Thank you.

Best regards,
AXCELIS TECHNOLOGIES, INC.
By:	/s/ LYNNETTE C. FALLON Lynnette C. Fallon Executive Vice President HR/Legal and General Counsel

ACCEPTED AND AGREED:
/s/ MARY G. PUMA Mary G. Puma

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  Exhibit 10.17